Exhibit 99.2
HUNTINGTON BANCSHARES
2011 SECOND QUARTER PERFORMANCE
DISCUSSION
Date: July 21, 2011
The following provides detailed earnings performance discussion that complements the summary review contained in Huntington Bancshares Incorporated’s (NASDAQ: HBAN) 2011 Second Quarter Earnings Press Release, which can be found at: http://www.investquest.com/iq/h/hban/ne/finnews/
Earnings Performance Summary
Table 1 — Earnings Performance Summary

	2011
	Second	First	Change
(in millions)	Quarter	Quarter	Amount	%
Net interest income	$403.3	$404.3	$(1.0)	(0)%
Provision for credit losses	35.8	49.4	(13.6)	(28)
Noninterest income	255.8	236.9	18.8	8
Noninterest expense	428.4	430.7	(2.3)	(1)

Income before income taxes	194.9	161.2	33.7	21
Provison for income taxes	49.0	34.7	14.2	41

Net income	145.9	126.4	19.5	15

Dividends on preferred shares	7.7	7.7	0.0	0

Net income applicable to common shares	$138.2	$118.7	$19.5	16%

Net income per common share-diluted	$0.16	$0.14	$0.02	14%

Revenue — fully-taxable equivalent (FTE)
Net interest income	$403.3	$404.3	$(1.0)	(0)%
FTE adjustment	3.8	3.9	(0.1)	(3)

Net interest income — FTE	407.2	408.3	(1.1)	(0)
Noninterest income	255.8	236.9	18.8	8

Total revenue — FTE	$662.9	$645.2	$17.7	3%

Significant Items Influencing Financial Performance Comparisons
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

Significant Items impacting reported results for the 2011 second and first quarters and the 2010 second quarter are shown in Table 2 below:
Table 2 — Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact
(in millions, except per share)	Amount (1)	EPS (2)
June 30, 2011 — GAAP income	$145.9	$0.16

March 31, 2011 — GAAP income	$126.4	$0.14
• Additions to litigation reserves	(17.0)	(0.01)

June 30, 2010 — GAAP income	$48.8	$0.03
• Franklin-related loans transferred into held for sale (3)	(75.5)	(0.07)

(1)	Favorable (unfavorable) impact on GAAP income; pre-tax unless otherwise noted

(2)	After-tax; EPS reflected on a fully diluted basis

(3)	Reflected in provision for credit losses
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2011 Second Quarter versus 2011 First Quarter
Fully-taxable equivalent net interest income decreased $1.1 million, or less than 1%, from the 2011 first quarter. This was caused by only a 1% (3% annualized) decrease in average earning assets and a 2 basis point decline in the fully-taxable equivalent net interest margin to 3.40%. This disappointing decrease in average earning assets reflected a combination of factors including:
•	$0.5 billion, or 5% (22% annualized), decrease in average securities given the low level of interest rates and the incremental cost to grow interest-bearing deposits. We allowed some higher cost deposits to mature without replacement, resulting in a reduction to the securities portfolio.
•	$0.2 billion decline in loans held for sale as our mortgage pipeline slowed considerably during the quarter and sales of prior originations were completed.
Partially offset by:
•	$0.4 billion, or 1% (5% annualized), increase in average total loans and leases.
The net interest margin decreased 2 basis points, reflecting a reduction in derivatives income and lower loan yields, partially offset by the positive impacts of increases in low cost deposits and improved deposit pricing.

Table 3 — Loans and Leases — 2Q11 vs. 1Q11

	2011
	Second	First	Change
(in billions)	Quarter	Quarter	Amount	%
Average Loans and Leases
Commercial and industrial	$13.4	$13.1	$0.2	2%
Commercial real estate	6.2	6.5	(0.3)	(4)

Total commercial	19.6	19.6	(0.0)	(0)

Automobile	6.0	5.7	0.3	4
Home equity	7.9	7.7	0.1	2
Residential mortgage	4.6	4.5	0.1	2
Other consumer	0.5	0.6	(0.0)	(4)

Total consumer	18.9	18.5	0.5	3

Total loans and leases	$38.5	$38.1	$0.4	1%

Average total loans and leases increased $0.4 billion, or 1% (5% annualized), from the 2011 first quarter, reflecting:
•	$0.2 billion, or 2% (8% annualized), growth in the average commercial and industrial (C&I) portfolio. The growth in the second quarter C&I portfolio included increased activity from multiple business lines including business banking, large corporate, middle market, asset based lending, and equipment finance. The growth was also evident across our geographic footprint, further contributing to the diversity of the portfolio. Non-automobile floor plan C&I utilization rates were little changed from the end of the prior quarter. In contrast, automobile floor plan utilization rates were down, primarily reflecting the slowdown in production by Japanese manufacturers.
•	$0.3 billion, or 4% (18% annualized), growth in the average automobile portfolio. We continued to originate very high quality loans with attractive returns. We focus on larger, multi-franchised, well-capitalized dealers that are rarely reliant on the success of one franchise to generate profitability. While the used car market remained very strong, we increased our originations of new vehicle loans, which reflected the discontinuance by the captive finance companies of aggressive incentive programs due to supply concerns.
Partially offset by:
•	$0.3 billion, or 4% (18% annualized), decline in the average commercial real estate (CRE) portfolio, primarily as a result of our ongoing strategy to reduce our exposure to the commercial real estate market. We were successful in reducing exposure across virtually all of the CRE project types that we actively manage via our concentration management process. The decline in the noncore CRE portfolio accounted for the decline in the total CRE portfolio. The noncore CRE portfolio declines reflected pay downs, refinancing, and charge-offs. The core CRE portfolio continued to exhibit high quality characteristics with minimal downgrade or charge-off activity.

Table 4 — Deposits — 2Q11 vs. 1Q11

	2011
	Second	First	Change
(in billions)	Quarter	Quarter	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$7.8	$7.3	$0.5	6%
Demand deposits — interest bearing	5.6	5.4	0.2	4
Money market deposits	12.9	13.5	(0.6)	(5)
Savings and other domestic deposits	4.8	4.7	0.1	2
Core certificates of deposit	8.1	8.4	(0.3)	(4)

Total core deposits	39.1	39.3	(0.2)	(0)
Other domestic deposits of $250,000 or more	0.5	0.6	(0.1)	(23)
Brokered deposits and negotiable CDs	1.3	1.4	(0.1)	(5)
Other deposits	0.3	0.4	(0.0)	(7)

Total deposits	$41.3	$41.7	$(0.4)	(1)%

Average total deposits declined $0.4 billion, or 1% (4% annualized), from the 2011 first quarter reflecting:
•	$0.2 billion, or less than 1% (2% annualized), decline in average total core deposits. The primary drivers of this decline were a 5% (18% annualized) decrease in average money market deposits, reflecting lowered pricing on our money market accounts. The decline in average total core deposits also reflected 4% (15% annualized) decrease in average core certificates of deposit as rates offered on new certificates of deposits declined.
Partially offset by:
•	$0.5 billion, or 6% (26% annualized), increase in average noninterest-bearing demand deposit accounts. This was driven primarily by growth in commercial noninterest-bearing demand deposits related to government finance and business banking.
•	$0.2 billion, or 4% (16% annualized), growth in interest-bearing demand deposits, primarily driven by consumer checking account growth.
2011 Second Quarter versus 2010 Second Quarter
Fully-taxable equivalent net interest income increased $5.0 million, or 1%, from the year-ago quarter. This reflected the benefit of a $1.4 billion, or 3%, increase in average total earning assets since the fully-taxable equivalent net interest margin declined to 3.40% from 3.46%. The increase in average earning assets reflected a combination of factors including:
•	$1.4 billion, or 4%, increase in average total loans and leases.
•	$0.3 billion, or 3%, increase in average total available-for-sale and held-to-maturity securities.
The 6 basis point decline in the fully-taxable equivalent net interest margin reflected a reduction in derivatives income, lower loan yields, and lower securities yields, partially offset by the positive impacts of increases in low cost deposits and improved deposit pricing.

Table 5 — Loans and Leases — 2Q11 vs. 2Q10

	Second Quarter		Change
(in billions)	2011	2010	Amount	%
Average Loans and Leases
Commercial and industrial	$13.4	$12.2	$1.1	9%
Commercial real estate	6.2	7.4	(1.1)	(15)

Total commercial	19.6	19.6	(0.0)	(0)

Automobile	6.0	4.6	1.3	28
Home equity	7.9	7.5	0.3	4
Residential mortgage	4.6	4.6	(0.0)	(1)
Other consumer	0.5	0.7	(0.2)	(23)

Total consumer	18.9	17.5	1.5	8

Total loans and leases	$38.5	$37.1	$1.4	4%

Average total loans and leases increased $1.4 billion, or 4%, from the year-ago quarter reflecting:
•	$1.3 billion, or 28%, increase in the average automobile portfolio. Automobile lending is a core competency and continues to be an area of growth. The growth from the year-ago quarter exhibited further penetration within our historical geographic footprint, as well as the positive impacts of our expansion into Eastern Pennsylvania and five New England states. Origination quality remained high as measured by all of our internal quality metrics.
•	$1.1 billion, or 9%, increase in the average C&I portfolio reflected a combination of factors. Growth from the year-ago quarter reflected the benefits from our strategic initiatives including large corporate, asset based lending, and equipment finance. In addition, we continued to see growth in more traditional middle-market loans. This growth was evident despite line utilization rates that remained well below historical norms.
•	$0.3 billion, or 4%, increase in the average home equity portfolio, reflected the benefit from continued lower run-off rates due to the low interest rate environment. The origination quality over the past 12 months remained high as measured by all of internal credit metrics.
Partially offset by:
•	$1.1 billion, or 15%, decrease in the average CRE portfolio reflecting the continued execution of our plan to reduce the CRE exposure, primarily in the noncore CRE segment. This reduction is expected to continue, reflecting the combined impact of amortization, pay downs, refinancing, and restructures.

Table 6 — Deposits — 2Q11 vs. 2Q10

	Second Quarter		Change
(in billions)	2011	2010	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$7.8	$6.8	$1.0	14%
Demand deposits — interest bearing	5.6	6.0	(0.4)	(7)
Money market deposits	12.9	11.1	1.8	16
Savings and other domestic deposits	4.8	4.7	0.1	2
Core certificates of deposit	8.1	9.2	(1.1)	(12)

Total core deposits	39.1	37.8	1.3	3
Other domestic deposits of $250,000 or more	0.5	0.7	(0.2)	(29)
Brokered deposits and negotiable CDs	1.3	1.5	(0.2)	(11)
Other deposits	0.3	0.4	(0.1)	(14)

Total deposits	$41.3	$40.4	$0.9	2%

Average total deposits increased $0.9 billion, or 2%, from the year-ago quarter reflecting:
•	$1.3 billion, or 3%, growth in average total core deposits. The drivers of this change were a $1.8 billion, or 16%, growth in average money market deposits, and a $1.0 billion, or 14%, growth in average noninterest-bearing demand deposits. These increases were partially offset by a $1.1 billion, or 12%, decline in average core certificates of deposit and a $0.4 billion, or 7%, decrease in average interest-bearing demand deposits.
Partially offset by:
•	$0.2 billion, or 11%, decline in average brokered deposits and negotiable CDs, and a $0.2 billion, or 29%, decrease in other domestic deposits of $250,000 or more, reflecting a strategy of reducing such noncore funding.
Provision for Credit Losses
The provision for credit losses in the 2011 second quarter was $35.8 million, down $13.6 million, or 28%, from the prior quarter and down $157.6 million, or 81%, from the year-ago quarter. The decline in provision expense reflected a combination of lower NCOs and the reduction of Criticized loans throughout the entire loan and lease portfolio. The reduction in Criticized loans reflected the resolution of problem credits for which reserves had been previously established. The current quarter’s provision for credit losses was $61.7 million less than total net charge-offs (see Credit Quality discussion).

Noninterest Income
2011 Second Quarter versus 2011 First Quarter
Table 7 — Noninterest Income — 2Q11 vs. 1Q11

	2011
	Second	First	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Income
Service charges on deposit accounts	$60.7	$54.3	$6.4	12%
Mortgage banking income	23.8	22.7	1.2	5
Trust services	30.4	30.7	(0.4)	(1)
Electronic banking income	31.7	28.8	2.9	10
Insurance income	16.4	17.9	(1.5)	(9)
Brokerage income	20.8	20.5	0.3	2
Bank ow ned life insurance income	17.6	14.8	2.8	19
Automobile operating lease income	7.3	8.8	(1.5)	(17)
Securities (losses) gains	1.5	0.0	1.5	3668
Other income	45.5	38.2	7.3	19

Total noninterest income	$255.8	$236.9	$18.8	8%

Noninterest income increased $18.8 million, or 8%, from the 2011 first quarter reflecting:
•	$7.3 million, or 19%, increase in other income, reflecting higher market-related gains and capital markets income.
•	$6.4 million, or 12%, increase in service charges on deposit accounts, primarily reflecting an increase in personal services charges, mostly due to higher NSF/OD fees.
•	$2.9 million, or 10%, increase in electronic banking income, reflecting higher activity levels.
•	$2.8 million, or 19%, increase in bank owned life insurance income.

2011 Second Quarter versus 2010 Second Quarter
Table 8 — Noninterest Income — 2Q11 vs. 2Q10

	Second Quarter		Change
(in millions)	2011	2010	Amount	%
Noninterest Income
Service charges on deposit accounts	$60.7	$75.9	$(15.3)	(20)%
Mortgage banking income	23.8	45.5	(21.7)	(48)
Trust services	30.4	28.4	2.0	7
Electronic banking income	31.7	28.1	3.6	13
Insurance Income	16.4	18.1	(1.7)	(9)
Brokerage Income	20.8	18.4	2.4	13
Bank ow ned life insurance income	17.6	14.4	3.2	22
Automobile operating lease income	7.3	11.8	(4.5)	(38)
Securities (losses) gains	1.5	0.2	1.4	866
Other income	45.5	28.8	16.7	58

Total noninterest income	$255.8	$269.6	$(13.9)	(5)%

Noninterest income declined $13.9 million, or 5%, from the year-ago quarter reflecting:
•	$21.7 million, or 48%, decrease in mortgage banking income. This primarily reflected a $15.4 million decrease in MSR net hedging income and a $6.3 million, or 25%, decrease in origination and secondary marketing income, as originations decreased 21% from the year-ago quarter.
•	$15.3 million, or 20%, decline in service charges on deposit accounts, reflecting lower personal service charges due to the implementation of the amendment to Regulation E and lower underlying activity levels.
•	$4.5 million, or 38%, decline in automobile operating lease income reflecting the impact of a declining portfolio as a result of having exited that business in 2008.
Partially offset by:
•	$16.7 million, or 58%, increase in other income, of which $10.8 million was associated with SBA gains and fees. Also contributing to the growth were increases from the sale of interest rate protection products and capital markets activities.
•	$3.6 million, or 13%, increase in electronic banking income, reflecting an increase in debit card transaction volume and new account growth.
•	$3.2 million, or 22%, increase in bank owned life insurance income.
•	$2.4 million, or 13%, increase in brokerage income, primarily reflecting increased sales of investment products.
•	$2.0 million, or 7%, increase in trust services income, due to a $10.0 billion increase in total trust assets, including a $2.3 billion increase in assets under management. This increase reflected improved market values and net growth in accounts.

Noninterest Expense
2011 Second Quarter versus 2011 First Quarter
Table 9 — Noninterest Expense — 2Q11 vs. 1Q11

	2011
	Second	First	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Expense
Personnel costs	$218.6	$219.0	$(0.5)	(0)%
Outside data processing and other services	43.9	40.3	3.6	9
Net occupancy	26.9	28.4	(1.6)	(5)
Deposit and other insurance expense	23.8	17.9	5.9	33
Professional services	20.1	13.5	6.6	49
Equipment	21.9	22.5	(0.6)	(2)
Marketing	20.1	16.9	3.2	19
Amortization of intangibles	13.4	13.4	0.0	0
OREO and foreclosure expense	4.4	3.9	0.5	12
Automobile operating lease expense	5.4	6.8	(1.4)	(21)
Other expense	29.9	48.1	(18.2)	(38)

Total noninterest expense	$428.4	$430.7	$(2.3)	(1)%

(in thousands)
Number of employees (full-time equivalent)	11.5	11.3	0.1	1%
Noninterest expense declined $2.3 million, or 1%, from the 2011 first quarter. This was less than expected and reflected:
•	$18.2 million, or 38%, decrease in other expense, primarily reflecting the prior quarter’s $17.0 million addition to litigation reserves.
Partially offset by:
•	$6.6 million, or 49%, increase in professional services, reflecting higher than expected costs supporting regulatory and litigation efforts.
•	$5.9 million, or 33%, temporary increase in deposit and other insurance expenses.
•	$3.6 million, or 9%, increase in outside data processing and other services, reflecting higher appraisal costs and system upgrade expenses.
•	$3.2 million, or 19%, increase in marketing expense, reflecting higher advertising costs.

2011 Second Quarter versus 2010 Second Quarter
Table 10 — Noninterest Expense — 2Q11 vs. 2Q10

	Second Quarter		Change
(in millions)	2011	2010	Amount	%
Noninterest Expense
Personnel costs	$218.6	$194.9	$23.7	12%
Outside data processing and other services	43.9	40.7	3.2	8
Net occupancy	26.9	25.4	1.5	6
Deposit and other insurance expense	23.8	26.1	(2.2)	(9)
Professional services	20.1	24.4	(4.3)	(18)
Equipment	21.9	21.6	0.3	2
Marketing	20.1	17.7	2.4	14
Amortization of intangibles	13.4	15.1	(1.8)	(12)
OREO and foreclosure expense	4.4	5.0	(0.6)	(12)
Automobile operating lease expense	5.4	9.7	(4.2)	(44)
Other expense	29.9	33.4	(3.5)	(10)

Total noninterest expense	$428.4	$413.8	$14.6	4%

(in thousands)
Number of employees (full-time equivalent)	11.5	11.1	0.3	3%
Noninterest expense increased $14.6 million, or 4%, from the year-ago quarter reflecting:
•	$23.7 million, or 12%, increase in personnel costs, primarily reflecting a 3% increase in full-time equivalent staff in support of strategic initiatives, as well as higher benefit related expenses, including the reinstatement of our 401(k) plan matching contribution in May of last year.
•	$3.2 million, or 8%, increase in outside data processing and other service, reflecting costs associated with the implementation of strategic initiatives.
•	$2.4 million, or 14%, increase in marketing expense, reflecting higher advertising costs.
Partially offset by:
•	$4.3 million, or 18%, decrease in professional services, reflecting lower legal costs, as collection activities declined, and consulting expenses.
•	$4.2 million, or 44%, decline in automobile operating lease expense as that portfolio continued to run-off.
•	$3.5 million, or 10%, decrease in other expense, primarily reflecting a decline in expenses related to representations and warranties losses made on mortgage loans sold.
•	$2.2 million, or 9%, decline in deposit and other insurance expenses.
Income Taxes
The provision for income taxes in the 2011 second quarter was $49.0 million. The effective tax rate for the 2011 second quarter was 25.1%. At June 30, 2011, we had a net deferred tax asset of $432.7 million. Based on both positive and negative evidence and our level of forecasted future taxable income, there was no impairment to the deferred tax asset at June 30, 2011. The total disallowed deferred tax asset for regulatory capital purposes decreased to $48.2 million at June 30, 2011 from $89.9 million at March 31, 2011.

We anticipate the effective tax rate for the remainder of the year to approximate 35% of income before income taxes, less approximately $40.0 million of permanent tax differences over the remainder of 2011 primarily related to tax-exempt income, tax-advantaged investments, and general business credits.
Credit Quality Performance Discussion
Credit quality performance in the 2011 second quarter reflected continued improvement in the overall loan portfolio relating to net charge-off (NCO) activity, as well as some improvement in the delinquency trends. Key credit quality metrics also showed improvement, including a 5% decline in nonperforming assets (NPAs) and a 11% decline in the level of Criticized commercial loans compared to the prior quarter. The reduction in NPAs was achieved despite a more conservative policy on loans secured by residential properties implemented in the quarter. New NPA inflows increased in the quarter compared to the prior quarter due to the more conservative policy. We expect to see lower inflows in future quarters.
Net Charge-Offs (NCOs)
Table 11 — Net Charge-Offs

	2011		2010
	Second	First	Fourth	Third	Second
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Charge-offs
Commercial and industrial	$18.7	$42.2	$59.1	$62.2	$58.1
Commercial real estate	27.6	67.7	44.9	63.7	81.7

Total commercial	46.3	109.9	104.0	125.9	139.9

Automobile	2.3	4.7	7.0	5.6	5.4
Home equity	25.4	26.7	29.2	27.8	44.5
Residential mortgage	16.5	18.9	26.8	19.0	82.8
Other consumer	7.1	4.9	5.3	6.3	6.6

Total consumer	51.2	55.2	68.3	58.6	139.4

Total net charge-offs	$97.5	$165.1	$172.3	$184.5	$279.2

Net Charge-offs — annualized percentages
Commercial and industrial	0.56%	1.29%	1.85%	2.01%	1.90%
Commercial real estate	1.77	4.15	2.64	3.60	4.44

Total commercial	0.94	2.24	2.13	2.59	2.85

Automobile	0.15	0.33	0.51	0.43	0.47
Home equity	1.29	1.38	1.51	1.47	2.36
Residential mortgage	1.44	1.70	2.42	1.73	7.19
Other consumer	5.27	3.47	3.66	3.83	3.81

Total consumer	1.08	1.20	1.50	1.32	3.19

Total net charge-offs	1.01%	1.73%	1.82%	1.98%	3.01%

MEMO: Franklin-Related Net Charge-offs
Commercial and industrial	$—	$—	$(0.1)	$(4.5)	$(0.2)
Home equity	—	—	—	1.2	15.9
Residential mortgage	0.6	(3.1)	(4.4)	3.4	64.2

Total net charge-offs	$0.6	$(3.1)	$(4.6)	$0.0	$80.0

Total net charge-offs for the 2011 second quarter were $97.5 million, or an annualized 1.01% of average total loans and leases. This was down $67.5 million, or 41%, from $165.1 million, or an annualized 1.73%, in the 2011 first quarter.
Total C&I net charge-offs for the 2011 second quarter were $18.7 million, or an annualized 0.56%, down 56% from $42.2 million, or an annualized 1.29% of related loans, in the prior quarter. This decline was evident across our geographic footprint and was consistent with our expectations. The current quarter’s NCOs were associated with smaller relationships, consistent with the longer term run-rate expectations.
Current quarter CRE net charge-offs were $27.6 million, or an annualized 1.77% of average total CRE loans. This was down $40.1 million, or 59%, from $67.7 million, or an annualized 4.15%, in the prior quarter. This performance was consistent with our expectations and was evident across our geographic footprint. We continue to anticipate lower CRE NCOs in future quarters.
Total consumer net charge-offs in the current quarter were $51.2 million, or an annualized 1.08% of average total consumer loans, down $4.0 million, or 7%, from $55.2 million, or an annualized 1.20%, in the 2011 first quarter.
Automobile loan and lease net charge-offs were $2.3 million, or an annualized 0.15% of related average balances, down 52% from $4.7 million, or an annualized 0.33%, in the 2011 first quarter. The decline reflected lower delinquency levels during the current quarter, the continued high credit quality of originations, and a very strong resale market for used vehicles.
Home equity net charge-offs were $25.4 million, or an annualized 1.29% of related average balances, down 5% from $26.7 million, or an annualized 1.38%, in the 2011 first quarter. This performance was consistent with our expectations for the portfolio given the economic conditions in our markets. We continue to manage the default rate through focused delinquency monitoring as virtually all defaults for second-lien home equity loans incur significant losses primarily due to insufficient equity in the collateral property.
Residential mortgage net charge-offs in the current quarter were $16.5 million, or an annualized 1.44% of related loans, down 13% from $18.9 million, or an annualized 1.70%, in the prior quarter. The $2.5 million decline from the prior quarter, was due to the fact that in the 2011 first quarter we implemented a change regarding net charge-offs in our residential mortgage portfolio by accelerating the timing for when a charge-off is recognized.

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)
Table 12 — Nonaccrual Loans and Nonperforming Assets

	2011		2010
(in millions)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
Nonaccrual loans and leases (NALs):
Commercial and industrial	$229.3	$260.4	$346.7	$398.4	$429.6
Commercial real estate	291.5	305.8	363.7	478.8	663.1
Residential mortgage	59.9	44.8	45.0	83.0	86.5
Home equity	33.5	25.3	22.5	21.7	22.2

Total nonaccrual loans and leases (NALs)	614.2	636.3	777.9	981.8	1,201.3
Other real estate, net:
Residential	20.8	28.7	31.6	65.8	71.9
Commercial	17.9	26.0	35.2	57.3	67.2

Total other real estate, net	38.7	54.6	66.8	123.1	139.1
Impaired loans held for sale (1)	—	—	—	—	242.2

Total nonperforming assets (NPAs)	$652.9	$690.9	$844.8	$1,104.9	$1,582.7

Nonperforming Frankin assets
Residential mortgage	$—	$—	$—	$—	$—
Home equity	—	—	—	—	—
OREO	0.9	6.0	9.5	15.3	24.5
Impaired loans held for sale (1)	—	—	—	—	242.2

Total nonperforming Franklin assets	$0.9	$6.0	$9.5	$15.3	$266.7

NAL ratio (2)	1.57%	1.66%	2.04%	2.62%	3.25%
NPA ratio (3)	1.67	1.80	2.21	2.94	4.24

(1)	June 30, 2010, figure represents NALs associated with the transfer of Franklin-related residential mortgage and home equity loans to loans held for sale. Held for sale loans are carried at the lower of cost or fair value less costs to sell.

(2)	Total NALs as a % of total loans and leases

(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate
Total nonaccrual loans and leases (NALs) were $614.2 million at June 30, 2011, and represented 1.57% of total loans and leases. This was down $22.0 million, or 3%, from $636.3 million, or 1.66%, of total loans and leases, at March 31, 2011.
C&I NALs decreased $31.1 million, or 12%, from the end of the prior quarter, reflecting both NCO activity and problem credit resolutions, including payoffs. The decline was associated with loans throughout our footprint, with no specific geographic concentration. The reduction was achieved despite an increase in the level of new NALs compared to the prior quarter level. The increased level of inflows was primarily the result of one large relationship.
CRE NALs decreased $14.3 million, or 5%, from March 31, 2011, reflecting both NCO activity and problem credit resolutions, including borrower payments and payoffs. The reduction was achieved despite an increase in the level of new NALs compared to the prior quarter level. The increased level of inflows was primarily centered in three relatively large relationships, and we do not believe this increase to be an indication of a reversal of the declining trend of new NALs. We continue to be focused on early recognition of risks through our on-going portfolio management processes.
In contrast, residential mortgage and home equity NALs increased $15.0 million, or 34%, and $8.3 million, or 33%, respectively. These increases reflected a more conservative nonaccrual status policy implemented in the quarter. Prior to the 2011 second quarter, first and second mortgages were recognized as nonaccrual loans at 180 days past due. During the second quarter, nonaccrual loan recognition for first and second mortgages was changed to 150 and 120 days past due, respectively.
Nonperforming assets (NPAs), which include NALs, were $652.9 million at June 30, 2011, and represented 1.67% of related assets. This was down $37.9 million, or 5%, from $690.9 million, or 1.80%, of related assets at the end of the prior quarter. This included a reduction of $15.9 million, or 29%, in OREO, reflecting continued declines in both the commercial and residential segments. We continue to be active in the on-going management of our OREO portfolio as lower inflow levels combined with aggressive sales activities resulted in the continued declining trend in our OREO levels.

Table 13 — 90 Days Past Due and Accruing Restructured Loans

	2011		2010
(in millions)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
Accruing loans and leases past due 90 days or more:
Total excluding loans guaranteed by the U.S. Government	$57.7	$73.6	$87.7	$95.4	$83.4
Loans guaranteed by the U.S. Government	77.0	94.4	98.3	94.2	95.4

Total loans and leases	$134.6	$168.0	$185.9	$189.6	$178.8

Ratios (1)
Excluding loans guaranteed by the U.S. government	0.15%	0.19%	0.23%	0.25%	0.23%
Guaranteed by U.S. government	0.19	0.25	0.26	0.26	0.26
Including loans guaranteed by the U.S. government	0.34	0.44	0.49	0.51	0.49

Accruing restructured loans (ARLs):
Commercial	$240.1	$206.5	$222.6	$158.0	$141.4
Residential mortgages	313.8	333.5	328.4	304.4	281.5
Other	75.0	78.5	76.6	73.2	65.1

Total accruing restructured loans	$628.9	$618.4	$627.6	$535.5	$487.9

(1)	Percent of related loans and leases
Total accruing loans and leases over 90 days past due, excluding loans guaranteed by the U.S. Government, were $57.7 million at June 30, 2011, down $15.9 million, or 22%, from the end of the prior quarter, and down $25.7 million, or 31%, from the end of the year-ago period. On this same basis, the over 90-day delinquency ratio was 0.15% at June 30, 2011, down from 0.19% at the end of the 2011 first, and down 8 basis points from a year earlier. For total consumer loans, and on this same basis, the over 90-day delinquency ratio was 0.30% at June 30, 2011, down from 0.39% at the end of the prior quarter.
Allowances for Credit Losses (ACL)
We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.

Table 14 — Allowances for Credit Losses (ACL)

	2011		2010
(in millions)	Jun. 30	Mar. 31	Dec. 31,	Sep. 30	Jun. 30
Allowance for loan and lease losses (ALLL)	$1,071.1	$1,133.2	$1,249.0	$1,336.4	$1,402.2
Allowance for unfunded loan commitments and letters of credit	41.1	42.2	42.1	40.1	39.7

Allowance for credit losses (ACL)	$1,112.2	$1,175.4	$1,291.1	$1,376.4	$1,441.8

ALLL as a % of:
Total loans and leases	2.74%	2.96%	3.28%	3.56%	3.79%
Nonaccrual loans and leases (NALs)	174	178	161	136	117
Nonperforming assets (NPAs)	164	164	148	121	89

ACL as a % of:
Total loans and leases	2.84%	3.07%	3.39%	3.67%	3.90%
Nonaccrual loans and leases (NALs)	181	185	166	140	120
Nonperforming assets (NPAs)	170	170	153	125	91
At June 30, 2011, the ALLL was $1,071.1 million, down $62.1 million, or 5%, from $1,133.2 million at the end of the prior quarter. Expressed as a percent of period-end loans and leases, the ALLL ratio at June 30, 2011, was 2.74%, down from 2.96% at March 31, 2011. The ALLL as a percent of NALs was 174% at June 30, 2011, down slightly from 178% at March 31, 2011.
At June 30, 2011, the AULC was $41.1 million, down $1.2 million, from the end of the prior quarter.
On a combined basis, the ACL as a percent of total loans and leases at June 30, 2011, was 2.84%, down from 3.07% at March 31, 2011. This decline reflected a reduction to the commercial-related ACL as a result of an overall reduction in the level of commercial Criticized loans and charge-offs on loans with specific reserves, partially offset by a slight increase in the consumer-related ACL as a result of loan growth. The ACL as a percent of NALs was 181% at June 30, 2011, down slightly from 185% at March 31, 2011, but still substantially higher than the 120% in the year ago quarter.
Capital
Table 15 — Capital Ratios

	2011		2010
(in millions)	Jun. 30	Mar. 31	Dec. 31,	Sep. 30	Jun. 30
Tangible common equity / tangible assets ratio	8.22%	7.81%	7.56%	6.20%	6.12%

Tier 1 common risk-based capital ratio	9.92%	9.75%	9.29%	7.39%	7.06%

Regulatory Tier 1 risk-based capital ratio	12.14%	12.04%	11.55%	12.82%	12.51%
Excess over 6.0% (1)	$2,707	$2,599	$2,413	$2,916	$2,766

Regulatory Total risk-based capital ratio	14.89%	14.85%	14.46%	15.08%	14.79%
Excess over 10.0% (1)	$2,156	$2,087	$1,939	$2,172	$2,035

Total risk-w eighted assets	$44,081	$43,025	$43,471	$42,759	$42,486

(1)	“Well-capitalized” regulatory threshold
The tangible common equity to asset ratio at June 30, 2011, was 8.22%, up 41 basis points from 7.81% at the end of the prior quarter.

Our Tier 1 common risk-based capital ratio at quarter end was 9.92%, up from 9.75% at the end of the prior quarter.
At June 30, 2011, our regulatory Tier 1 and Total risk-based capital ratios were 12.14% and 14.89%, respectively, up from 12.04% and 14.85%, respectively, at March 31, 2011.
Forward-looking Statement
This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2010 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2011 first quarter Earnings Press Release and Quarterly Financial Review, the 2011 first quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company — e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business — e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation writedowns, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2010 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
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